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                                                     EXHIBIT 99.2
NEWS ANNOUNCEMENT

                                     [LETTERHEAD]


FOR IMMEDIATE RELEASE:

                       CINERGI PICTURES ENTERTAINMENT ANNOUNCES
                            CONSIDERATION OF FUTURE PLANS

Santa Monica, CA, (April 3, 1997) - Cinergi Pictures Entertainment Inc.. (CINE:
Nasdaq) which in a separate announcement today reported that it has entered into an agreement to sell substantially all of the films in its film library to Walt Disney Pictures and Television, also announced that it does not presently intend to commence production on any additional motion pictures (although the agreement with Disney does not preclude Cinergi, pending consummation of the sale, from commencing production on films that would not be distributed by Disney) and that it is in the process of considering its alternatives assuming consummation of the library sale to Disney. Such alternatives include disposing of those assets which are not being sold to Disney, in one or a series of transactions.

In connection therewith, Cinergi is presently in discussions regarding the potential sale of a substantial portion of the assets that would remain after the film library sale to Disney. Not included in the sale to Disney are Cinergi's slate of approximately forty development projects, Cinergi's visual effects facility, and Cinergi's rights in DIE HARD, WITH A VENGEANCE (which Cinergi owns with Twentieth Century Fox which controls the sequel rights to the film). Cinergi is entitled to significant overages from Twentieth Century Fox with respect to those territories and media (including the United States, Canada and Japan) for which Fox controls distribution rights. Cinergi controls distribution rights to DIE HARD, WITH A VENGEANCE in certain international territories. Cinergi has previously granted Disney distribution rights to the film in a portion of those territories and, in connection with the agreement with Disney

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CINERGI PICTURES ENTERTAINMENT INC., 4/3/97                             PAGE 2


announced today, Cinergi has agreed to relinquish overages payable by Disney with respect thereto.

Also not included in the sale to Disney are any rights with respect to the film BROADWAY BRAWLER on which production ceased after commencement of principal photography. Cinergi is currently in discussions with certain parties involved in the production of BROADWAY BRAWLER regarding settlement of various obligations in connection therewith including, among other things, debt incurred under Cinergi's credit facility in connection with production of the film and advances received from Disney as part of funding production (repayment of which is guaranteed in both cases by the completion guarantor for the film), as well as other commitments made in connection with production of the film. Cinergi anticipates that no significant amounts will be outstanding under its credit facility after payment of the debt relating to BROADWAY BRAWLER and assumption by Disney, in accordance with the agreement announced today, of the debt relating to AN ALAN SMITHEE FILM.

Cinergi's announcement and the execution of the agreement with Disney follows a year long strategic review initiated by Cinergi to assess its goals and business strategies in the context of, among other things, the continuing increase in motion picture production and releasing costs, an increased number of motion pictures released by motion picture companies domestically, the development projects available in the marketplace, and Cinergi's financial capabilities.
The financial advisory firm of Jefferson Capital Group, Ltd. assisted Cinergi in its strategic review, which included discussions with other parties regarding the sale of an interest in Cinergi or of the entire company.

Cinergi currently anticipates that any decision made regarding its alternatives assuming consummation of the film library sale to Disney, will effectively result, after provision for Cinergi's remaining liabilities, in a cash payment to Cinergi's stockholders in exchange for their equity interests in Cinergi. The foregoing constitutes a forward-looking statement. Certain factors could cause actual events to be different from those set forth in the forward-

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CINERGI PICTURES ENTERTAINMENT INC., 4/3/97                              PAGE 3


looking statement. No assurance can be given that the film library sale to Disney or any additional transactions will be consummated or that a cash payment of any type will be made to Cinergi's stockholders and no assurances can be given as to the amount of any cash payment, if made. No agreements have been entered into or record date set with respect to any additional transactions, and any such transaction or series of transactions would be subject to, among other things, consummation of the film library sale to Disney and receipt of applicable, including stockholder, approvals. Assuming consummation of the film library sale to Disney and receipt of all applicable approvals with respect to any additional transactions, the amount of any payment to Cinergi's stockholders would depend upon, among other things, the terms of such additional transactions (including any transactions to dispose of Cinergi's remaining assets) and the provisions made to satisfy Cinergi's remaining liabilities. Cinergi does not anticipate that any payment will be made to Cinergi's stockholders until at least the third or fourth quarter of 1997. Such statement constitutes a forward-looking statement, and any such payment could be significantly delayed depending upon, among other things, the form of any additional transactions and the time required to obtain any necessary approvals. Any such delay could reduce the amount of the payment ultimately to be made to Cinergi's stockholders.

Cinergi Pictures Entertainment Inc., founded in 1989, is an independent producer and distributor of motion pictures which are distributed in all domestic and international theatrical and ancillary markets, including home video, cable and broadcast television.

This press release includes forward-looking statements that involve risks and uncertainties. Certain factors may cause actual events to differ materially from those contained in the forward looking statements. No assurances can be given that the film library sale to Disney or any additional sale of assets or other transactions will be consummated, that the obligations with respect to Broadway Brawler will be settled, settled promptly or settled without material adverse effect on Cinergi, that all amounts will be paid off under Cinergi's credit facility, or that any cash payment will be made to Cinergi's stockholders (or when such payment will be made or the amount thereof). Cinergi and its operations are also subject to the risks and uncertainties described in Cinergi's reports filed from time to time with the Securities and Exchange Commission.

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